EXHIBIT 10.1

SEAGATE TECHNOLOGY

EXECUTIVE OFFICER SEVERANCE AND CHANGE IN CONTROL (CIC) PLAN

SECTION 1. INTRODUCTION.

THE SEAGATE TECHNOLOGY EXECUTIVE OFFICER SEVERANCE AND CHANGE IN CONTROL (CIC) PLAN (the “Plan” or “Severance and CIC Plan”) was approved by the Board of Directors of SEAGATE TECHNOLOGY (the “Company”) on August 21, 2008 to be effective as of September 1, 2008. The purpose of the Plan is to provide for the payment of severance benefits to certain eligible executive officers of the Company in the event their employment with the Company is terminated involuntarily, as provided herein, and to encourage such officers to continue as employees of the Company in the event of a Change in Control (as defined herein). Except as otherwise stated herein, this Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company (including, without limitation, the provisions of any employment agreement between any Eligible Officer and the Company). This Plan document also is the Summary Plan Description for the Plan.

SECTION 2. ELIGIBILITY FOR BENEFITS.

(a) General Rules. Subject to the requirements set forth in this Section, the Company will grant severance benefits under the Plan to each Eligible Officer.

(i) “Potential Eligible Officers” are all officers of the Company with the title of vice president or more senior selected to participate in this Plan as indicated in the Benefits Schedules attached hereto. An “Eligible Officer” is any Potential Eligible Officer, other than those excluded under this Section 2, whose employment with the Company is either (A) voluntarily terminated for Good Reason or (B) involuntarily terminated for a reason other than Cause (collectively, a “Termination Event”) and in connection with such Termination Event is designated by the Company as an Eligible Officer. Additionally, an Eligible Officer shall be eligible for additional benefits under this Plan if the Termination Event occurs during the Change in Control Period. An Eligible Officer who is involuntarily terminated for Cause shall not be eligible for benefits under this Plan.

(ii) In order to be eligible to receive benefits under the Plan, in addition to meeting the requirements of an “Eligible Officer” set forth in Section 2(a)(i) above, an Eligible Officer must execute (A) a general waiver and release on the form provided by the Company within 60 days of the Eligible Officer’s receipt thereof and (B) an agreement containing certain covenants on the form provided by the Company and covering the matters set forth in Section 6 of this Plan, the scope and applicability of which covenants shall be determined by the Plan Administrator in its sole discretion (collectively, the “Release and Covenant Documents”).

(iii) Any Termination Event that triggers the payment of benefits under this Plan must occur during the term of this Plan as specified in Section 9(b); provided that in any event eligibility for benefits shall continue for 24 months following the effective date of a Change in Control which occurs during such period.

(b) Exceptions. A Potential Eligible Officer who otherwise is an Eligible Officer will not receive benefits under the Plan in any of the following circumstances:

(i) The Eligible Officer is involuntarily terminated for any reason other than a reason specified in Section 2(a)(i).

(ii) The Eligible Officer voluntarily terminates employment with the Company for a reason other than Good Reason or for no reason. Voluntary terminations include, but are not limited to, death, Disability, resignation, retirement, or failure to return from a leave of absence on the scheduled date.

SECTION 3. DEFINITIONS.

Capitalized terms used in this Plan, unless defined elsewhere in this Plan, shall have the following meanings:

(a) Beneficial Owner means the definition given in Rule 13d-3 promulgated under the Exchange Act.

(b) Board means the Board of Directors of the Company.

(c) Cause means (i) an Eligible Officer’s continued failure to substantially perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness), (ii) embezzlement or theft by an Eligible Officer of the Company’s property, (iii) the commission of any act or acts on an Eligible Officer’s part resulting in the conviction of such Eligible Officer of a felony under the laws of the United States or any state, (iv) an Eligible Officer’s willful malfeasance or willful misconduct in connection with such Eligible Officer’s duties to Company or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) a material breach by an Eligible Officer of any of the material provisions of (A) this Plan, (B) any non-compete, non-solicitation or confidentiality provisions to which such Eligible Officer is subject or (C) any policy of the Company to which such Eligible Officer is subject. However, no termination shall be deemed for Cause under clause (i), (iv) or (v) unless the Eligible Officer is first given written notice by the Company of the specific acts or omissions which the Company deems constitute grounds for a termination for Cause, is provided with at least 30 days after such notice to cure the specified deficiency and fails to substantially cure such deficiency within such time frame to the satisfaction of the Plan Administrator.

(d) Change in Control means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, that will continue the business of the Company in the future;

(ii) A merger, consolidation or similar transaction involving the Company and at least one other entity in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger, consolidation or similar transaction do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger, consolidation or similar transaction; provided that any person who (1) was a Beneficial Owner of the voting securities of the Company immediately prior to such merger, consolidation or similar transaction, and (2) is a Beneficial Owner of more than 20% of the securities of the Company immediately after such merger, consolidation or similar transaction, shall be excluded from the list of “shareholders of the Company immediately prior to such merger, consolidation or similar transaction” for purposes of the preceding calculation;

(iii) Any person or group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise);

(iv) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

(v) A dissolution or liquidation of the Company.

(e) Change in Control Period means the period six months prior to and 24 months following the effective date of a Change in Control.

(f) Code means the Internal Revenue Code of 1986, as amended.

(g) Company means Seagate Technology, an exempted limited liability company incorporated under the laws of the Cayman Islands, and any successor as provided in Section 9(d) hereof.

(h) Disability means the physical or mental incapacitation such that for a period of six consecutive months or for an aggregate of nine months in any 24-month consecutive period, an Eligible Officer is unable to substantially perform his or her duties. Any question as to the existence of that Eligible Officer’s physical or mental incapacitation as to which the Eligible Officer or the Eligible Officer’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Eligible Officer and the Company. If the Eligible Officer and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of “Disability” made in writing to the Company and the Eligible Officer shall be final and conclusive for all purposes of the benefits under this Plan.

(i) Exchange Act means the Securities Exchange Act of 1934, as amended.

(j) Good Reason means an Eligible Officer’s resignation of his or her employment with the Company as a result of the occurrence of one or more of the following actions, which such action or actions remain uncured for at least 30 days following written notice from such Eligible Officer to the Company describing the occurrence of such action or actions and asserting that such action or actions constitute grounds for a Good Reason resignation which notice must be provided by the Eligible Officer no later than 90 days after the initial existence of such condition, provided that such resignation occurs no later than 60 days after the expiration of the cure period: (i) without such Eligible Officer’s express written consent, any material diminution in the level of such Eligible Officer’s authority or duties; (ii) without such Eligible Officer’s express written consent, a reduction of 10% or more in the level of the base salary or employee benefits to be provided to such Eligible Officer, other than a reduction implemented with the consent of such Eligible Officer or a reduction that is equivalent to reduction in base salaries and/or employee benefits, as applicable, imposed on all other executives of the Company at a similar level within the Company; (iii) the relocation of such Eligible Officer to a principal place of employment that increases such Eligible Officer’s one-way commute by more than 40 miles from such Eligible Officer’s current principal place of employment, without such Eligible Officer’s express written consent; or (iv) the failure of any successor to the business of the Company or to substantially all of the assets and/or business of the Company to assume the Company’s obligations under this Plan as required by Section 9(d).

(k) IRS means the Internal Revenue Service.

(l) Pay means the Eligible Officer’s monthly base pay at the rate in effect on the Termination Date (or if greater, the last regularly scheduled payroll period immediately preceding either a Change in Control or termination for Good Reason, as applicable) and inclusive of the Eligible Officer’s target bonus level (expressed as a percentage of base pay) with respect to the fiscal year prior to the Termination Date. In order to be included as Pay, the target bonus level must be approved by the Plan Administrator under a bonus plan adopted by the Company. One-time bonuses paid by the Company that are not paid under a bonus plan adopted by the Company shall be excluded from Pay for purposes of this Plan. Examples of such one-time bonuses are sign-on bonuses or special recognition bonuses.

(m) Plan means this Seagate Technology Executive Officer Severance and CIC Plan.

(n) Severance Period means the number of months of Pay, rounded to the nearest whole month, used for calculating the Eligible Officer’s cash severance benefits, as specified in the Benefits Schedules attached hereto. Notwithstanding the foregoing, in the event that the Eligible Officer becomes eligible to receive additional benefits in connection with the occurrence of a Change in Control, the Severance Period shall be twelve months.

(o) Termination Date means the last date on which the Eligible Officer is in active employment status with the Company.

SECTION 4. AMOUNT OF BENEFIT.

Severance benefits payable under the Plan are as follows:

(a) Eligible Officers will receive the benefits described in Sections 7 and 8 of the Plan and in the Benefit Schedules attached hereto.

(b) Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an Eligible Officer under this Plan shall be in lieu of any severance benefits payable by the Company to such individual under any other arrangement covering the individual, unless expressly otherwise agreed to by the Company in writing. In the event that the Eligible Officer is entitled to receive severance benefits under any agreement or contract with the Company or any plan, policy, program or other arrangement adopted or established by the Company (“Other Benefits”), any severance benefits payable hereunder shall be reduced by the Other Benefits.

SECTION 5. TIME OF PAYMENT AND FORM OF BENEFIT; INDEBTEDNESS.

(a) Benefits under this Plan shall be paid in a lump sum unless otherwise determined by the Plan Administrator in its sole discretion. The Company reserves the right to determine the timing of such payments, provided, however, that no payment shall be made under this Plan prior to 10 days following the last day of any waiting period or revocation period as required by applicable law in order for the general waiver and release required by Section 2(a)(ii) of this Plan to be effective, and provided further that, unless otherwise determined by the Plan Administrator in its sole discretion and subject to Section 16 of this Plan, all payments under this Plan will be completed within 30 days of the later of (i) an Eligible Officer’s Termination Date and (ii) the date on which the Company receives the executed Release and Covenant Documents.

(b) If an Eligible Officer is indebted to the Company at his or her Termination Date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. In no event shall payment of any Plan benefit be made prior to the Eligible Officer’s Termination Date.

SECTION 6. ELIGIBLE OFFICER COVENANTS.

Severance benefits payable under the Plan may be subject to the following covenants made by each Eligible Officer (the “Covenants”), the scope and applicability of which covenants shall be determined by the Plan Administrator in its sole discretion:

(a) Non-Competition. During the Severance Period, an Eligible Officer will not directly or indirectly:

(i) engage in any business that competes with the business of the Company, or its subsidiaries (including, without limitation, any businesses which the Company or its subsidiaries have specific plans to conduct in the future and as to which such Eligible Officer is aware of such planning) in any geographical area which is within 100 miles of any geographical area in which the Company or its subsidiaries conduct such business (a “Competitive Business”);

(ii) enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its subsidiaries and customers, clients, suppliers, partners, members or investors of the Company or its subsidiaries.

Notwithstanding anything to the contrary in this Plan, an Eligible Officer may, directly or indirectly own, solely as a passive investment, securities of any person engaged in the business of the Company or its subsidiaries which are actively traded on a public securities market (including the OTCBB and similar over-the-counter market) if such Eligible Officer (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of such actively traded securities of such person.

(b) Non-Solicitation of Clients. During the Severance Period, an Eligible Officer will not, whether on such Eligible Officer’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i) with whom such Eligible Officer had personal contact or dealings on behalf of the Company during the one year period preceding such Eligible Officer’s Termination Date;

(ii) with whom employees reporting to such Eligible Officer have had personal contact or dealings on behalf of the Company during the one year immediately preceding such Eligible Officer’s Termination Date; or

(iii) for whom such Eligible Officer had direct or indirect responsibility during the one year immediately preceding such Eligible Officer’s Termination Date.

(c) Non-Solicitation of Employees. During the Severance Period, an Eligible Officer will not, whether on such Eligible Officer’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i) solicit or encourage any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries; or

(ii) encourage to cease to work with the Company or its subsidiaries any consultant then under contract with the Company or its subsidiaries.

(d) During the term of an Eligible Officer’s employment with the Company, such Eligible Officer will have access to and become acquainted with the Company’s and its affiliates’ confidential and proprietary information, including but not limited to, information or plans regarding the Company’s and its affiliates’ customer relationships, personnel or sales, marketing and financial operations and methods, trade secrets, formulas, devices, secret inventions, processes and other compilations of information, records and specifications (collectively, “Proprietary Information”). During the Severance Period, an Eligible Officer shall not disclose any of the Company’s or its affiliates’ Proprietary Information, directly or indirectly, or use it in any way except in the course of performing services for the Company and its affiliates, as authorized in writing by the Company or as required to be disclosed by applicable law. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or its affiliates, whether prepared by an Eligible Officer or otherwise coming into such Eligible Officer’s possession, shall remain the exclusive property of the Company or its affiliates, as the case may be. Notwithstanding the foregoing, Proprietary Information shall not include information that is or becomes generally public knowledge other than as a result of a breach of this Section 6(d) or any obligation that the Eligible Officer has to protect the confidentiality of the Proprietary Information of the Company and its affiliates.

(e) It is expressly understood and agreed that although each Eligible Officer and the Company consider the restrictions contained in the Covenants to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Covenants is an unenforceable restriction against an Eligible Officer, for which injunctive relief is unavailable, the provisions of the Covenants shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Furthermore, such a determination shall not limit the Company’s ability to cease providing payments or benefits during the remainder of any Severance Period, if applicable, unless a court of competent jurisdiction has expressly declared that action to be unlawful. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Covenants is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in the Covenants or other provisions of this Plan.

(f) Benefits under this Plan will terminate immediately if the Eligible Officer, at any time, violates any Covenants, any proprietary information or confidentiality obligation to the Company (including Section 6(d) above), including his or her obligations under the Company’s At-Will Employment, Confidential Information and Invention Assignment Agreement (or any such similar agreement), or any other obligations under this Plan.

SECTION 7. CONTINUATION OF EMPLOYMENT BENEFITS.

(a) Health Plan Benefits Continuation.

(i) Each Eligible Officer who is enrolled in a health, vision or dental plan sponsored by the Company may be eligible to continue coverage (the “Continued Coverage”) under such health, vision or dental plan (or to convert to an individual policy)

under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or, with respect to any Eligible Officer domiciled outside of the United States, such other comparable, applicable law, if any, in such jurisdiction at the time of the Eligible Officer’s termination of employment. The Company will notify the individual of any such right to continue health coverage at the time of termination. In the event that an Eligible Officer is not eligible to receive Continued Coverage through the Company (either because such Eligible Officer is not enrolled in any plan sponsored by the Company or because such Eligible Officer will be covered by a statutory scheme for continued health, vision or dental coverage that will not be an obligation of the Company), it is understood and agreed that this Section 7(a) shall not be applicable to such Eligible Officer and he or she shall not be eligible to receive the Continued Coverage Premiums (as defined below) set forth on the attached Benefits Schedules.

(ii) In connection with the Continued Coverage, the Company will pay to the Eligible Officer the amount specified on the Benefit Schedules attached hereto, which represents such Eligible Officer’s Continued Coverage premiums for a certain period of time (the “Continued Coverage Premiums”). The Continued Coverage Premiums will cover an Eligible Officer’s dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company prior to the Eligible Officer’s Termination Date and such dependents’ premiums under such plans were paid by the Company prior to the Eligible Officer’s Termination Date. No provision of this Plan will affect the continuation coverage rules under COBRA or any other applicable law. Therefore, the period during which an Eligible Officer must elect to continue the Company’s group medical, vision or dental coverage at his or her own expense under COBRA or other applicable law, the length of time during which Continued Coverage will be made available to the Eligible Officer, and all other rights and obligations of the Eligible Officer under COBRA or any other applicable law (except the obligation to pay premiums that the Company pays during the Severance Period) will be applied in the same manner that such rules would apply in the absence of this Plan. It is expressly understood and agreed that the Eligible Officer will be responsible for the entire payment of premiums required under COBRA or other applicable law for the duration of the Continued Coverage period, if any.

(b) Other Employee Benefits. All non-health benefits (such as life insurance and disability coverage) terminate as of the Eligible Officer’s Termination Date (except to the extent that any conversion privilege is available thereunder).

SECTION 8. EXCISE TAXES.

(a) In the event that any benefits payable to an Eligible Officer pursuant to this Plan (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 8 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Eligible Officer’s payments hereunder shall be either (a) provided to the Eligible Officer in full, or (b) provided to the Eligible Officer as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Eligible Officer, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Eligible Officer otherwise agree in writing, any determination required under this Section 8 shall be made in writing in good faith by a recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, the Eligible Officer shall be given the choice of which benefits to reduce. If the Eligible Officer does not provide written identification to the Company of which benefits he or she chooses to reduce within ten (10) days after written notice of the Accountants’ determination, and the Eligible Officer has not disputed the Accountants’ determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the applicable Eligible Officer shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

(b) If, notwithstanding any reduction described in Section 8(a), the IRS determines that an Eligible Officer is liable for the Excise Tax as a result of the receipt of any payments made pursuant to this Plan, then the Eligible Officer shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Eligible Officer challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Eligible Officer’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the Eligible Officer’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 8(b), the Eligible Officer shall pay the Excise Tax.

(c) Notwithstanding any other provision of this Section 8, if (i) there is a reduction in the payments to an Eligible Officer as described in this Section 8, (ii) the IRS later determines that the Eligible Officer is liable for the Excise Tax, the payment of which would result in the maximization of the Eligible Officer’s net after-tax proceeds (calculated as if the Eligible Officer’s benefits had not previously been reduced), and (iii) the Eligible Officer pays the Excise Tax, then the Company shall pay to the Eligible Officer those payments which were reduced pursuant to this Section 8 as soon as administratively possible after the Eligible Officer pays the Excise Tax so that the Eligible Officer’s net after-tax proceeds with respect to the payment of the Payments are maximized.

SECTION 9. RIGHT TO INTERPRET PLAN; AMEND AND TERMINATE; OTHER ARRANGEMENTS; BINDING NATURE OF PLAN.

(a) Exclusive Discretion. The “Plan Administrator” shall be the Compensation Committee of the Board. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan, the amount of benefits paid under the Plan, the timing of payments under the Plan and the scope and applicability of the covenants contained in the Release and Covenant Documents. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons. For decisions made by the Plan Administrator that do not affect benefits payable under the Plan on account of the occurrence of a Termination Event during the Change in Control Period, the Plan Administrator’s decisions shall not be subject to review unless they are found to be arbitrary or capricious. For decisions made by the Plan Administrator that do affect benefits payable under the Plan on account of the occurrence of a Termination Event during the Change in Control Period, the Plan Administrator’s decisions shall not be subject to review unless they are found to be unreasonable or not to have been made in good faith. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

(b) Term Of Plan; Amendment Or Termination; Binding Nature Of Plan.

(i) This Plan shall be effective until August 31, 2009 and shall be extended thereafter for successive one-year periods unless the Company, by resolution of the Board, in its sole discretion elects not to renew the Plan at least six months prior to the date that the Plan is then scheduled to expire.

(ii) The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment that materially adversely affects the interests or rights of either any Eligible Officer or any other Officer in the event that such Officer were to become an Eligible Officer and no termination shall either (A) take effect prior to the beginning of the first extension of the Plan that occurs at least twelve months following such action or (B) affect the right to any unpaid benefit of any Eligible Officer whose Termination Date has occurred prior to amendment or termination of the Plan; and further provided, that during the Change in Control Period, the Plan shall not be amended or terminated and no Officer shall be reclassified in any manner that would materially adversely affect the interests of such Officer without the written consent of the Officer or Officers so affected. Subject to the foregoing, this Plan establishes and vests in each Eligible Officer a contractual right to the benefits to which such Eligible Officer is entitled hereunder, enforceable by the Eligible Officer against the Company.

(iii) Any action amending or terminating the Plan shall be in writing and approved by the Plan Administrator of the Company, except to the extent that this Plan specifies that such action shall be taken by the Board.

(c) Other Severance Arrangements. The Company reserves the right to make other arrangements regarding severance benefits in special circumstances.

(d) Binding Effect On Successor To Company. This Plan shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Plan.

SECTION 10. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

SECTION 11. LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California with respect to those Eligible Officers domiciled in the United States and the laws of the applicable jurisdiction with respect to those Eligible Officers domiciled outside of the United States. For the avoidance of doubt, in the event that any applicable law provides for severance benefits in excess of, or in addition to, those severance benefits to be provided under this Severance and CIC Plan, such applicable law shall supersede this Plan and the Eligible Officer shall receive such enhanced severance benefits and no severance benefits otherwise payable under this Plan shall be provided to such Eligible Officer. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company.

SECTION 12. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications For Benefits And Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The Plan Administrator is:

The Compensation Committee

of the Board of Directors of

Seagate Technology

ATTN: Vice President of Compensation and Benefits

920 Disc Drive

Scotts Valley, California 95066

(b) Denial Of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

(c) Request For A Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing and shall be addressed to:

Seagate Technology

Plan Administrator for the Executive Officer Severance and CIC Plan

ATTN: Vice President of Compensation and Benefits

920 Disc Drive

Scotts Valley, California 95066

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

(d) Decision On Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Subsection (d), the application will be deemed denied on review.

(e) Rules And Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

(f) Exhaustion Of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 12(d) above).

SECTION 13. BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 14. OTHER PLAN INFORMATION.

(a) Employer And Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 77-0545987. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 003.

(b) Ending Date For Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is the Friday which falls closest to, and including, June 30.

(c) Agent For The Service Of Legal Process. The agent for the service of legal process with respect to the Plan is the General Counsel, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066. The service of legal process may also be made on the Plan by serving the Plan Administrator.

(d) Plan Sponsor And Administrator. The “Plan Sponsor” of the Plan is Seagate Technology, and the “Plan Administrator” of the Plan is the Compensation Committee of the Board. Each of the Plan Sponsor and the Plan Administrator can be reached by contacting the Vice President of Compensation and Benefits in writing at 920 Disc Drive, Scotts Valley, California 95066, and by telephone at (831) 438-6550. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 15. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Seagate Technology) are entitled to certain rights and protections under ERISA. If you are an Eligible Officer, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

(b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies;

(c) Receive a summary of the Plan’s annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.)

In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions, about your rights under ERISA, you should contact the nearest area office of the U.S. Labor - Management Services Administration, Department of Labor.

SECTION 16. EFFECT OF SECTION 409A OF THE CODE.

If an Eligible Officer is deemed on the Termination Date to be a “specified employee” (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” to the extent required to avoid any taxes imposed under Section 409A(a)(1) of the Code, such payment or benefit shall be made or provided at the date which is no more than 15 days following the earlier of (i) the expiration of the six month period measured from the date of such “separation from service” of such Eligible Officer, and (ii) the date of such Eligible Officer’s death.

SECTION 17. EXECUTION.

To record the adoption of the Plan as set forth herein, effective as of September 1, 2008, Seagate Technology has caused its duly authorized officer to execute the same this             day of August, 2008.

SEAGATE TECHNOLOGY

By:

Name:

Title:

BENEFITS SCHEDULES

FOR THE

SEAGATE TECHNOLOGY

EXECUTIVE OFFICER SEVERANCE AND CIC PLAN

The following benefits schedules set forth the benefits payable to those Eligible Officers of the Company who currently are, or are foreseeable to become, “executive officers,” as defined in the applicable rules and regulations promulgated by the Securities and Exchange Commission. The amount of benefits payable is dependent upon the “Tier” in which the Eligible Officer falls and whether the involuntary Termination Event occurs during a Change in Control period, as more particularly described in the Plan.

The Plan Administrator shall determine in which “Tier” an Eligible Officer shall be placed for purposes of receiving severance benefits under this Plan. The Plan Administrator’s determination shall be final and shall be binding and conclusive on all persons. The Plan Administrator retains the right to reclassify an Eligible Officer prior to the date of the Termination Event and/or the occurrence of a Change in Control, except as expressly restricted by this Plan in connection with the occurrence of a Change in Control.

BENEFITS SCHEDULES

FOR THE

SEAGATE TECHNOLOGY

EXECUTIVE OFFICER SEVERANCE AND CIC PLAN

Tier 1 Eligible Officer: Chief Executive Officer

	BENEFITS PAYABLE IN THE EVENT OF AN INVOLUNTARY TERMINATION EVENT (WITHOUT CHANGE IN CONTROL)	BENEFITS PAYABLE IN THE EVENT OF AN INVOLUNTARY TERMINATION EVENT DURING A CHANGE IN CONTROL PERIOD
Cash Severance Benefit	Lump sum cash payment equal to 24 months of Pay.	Lump sum cash payment equal to 36 months of Pay.

Equity-Based Awards	Upon a Termination Event, there shall be no additional vesting of nonvested equity-based awards, if any, previously granted to the Tier 1 Eligible Officer (whether or not granted prior to or following the adoption of this Plan) beyond the applicable provisions of such Tier 1 Eligible Officer’s award agreements or the Seagate Technology 2004 Stock Compensation Plan (the “2004 Stock Compensation Plan”) governing such equity-based awards.	Upon a Termination Event, there shall be full vesting of all nonvested equity-based awards (whether or not granted prior to or following the adoption of this Plan), notwithstanding the applicable provisions of the Tier 1 Eligible Officer’s award agreements or the 2004 Stock Compensation Plan.

Other Severance Benefits

Lump sum cash payment in an amount equal to 1.5 times the before-tax annual cost of Continued Coverage Premiums to cover the Tier 1 Eligible Officer and his or her eligible dependents, if any, in effect as of the Termination Event.

Outplacement services for one year.

Lump sum cash payment in an amount equal to 2.0 times the before-tax annual cost of Continued Coverage Premiums to cover the Tier 1 Eligible Officer and his or her eligible dependents, if any, in effect as of the Termination Event.

Outplacement services for one year.

BENEFITS SCHEDULES

FOR THE

SEAGATE TECHNOLOGY

EXECUTIVE OFFICER SEVERANCE AND CIC PLAN

Tier 2 Eligible Officers: Executive Vice Presidents and above (excluding the Chief Executive Officer)

	BENEFITS PAYABLE IN THE EVENT OF AN INVOLUNTARY TERMINATION EVENT (WITHOUT CHANGE IN CONTROL)	BENEFITS PAYABLE IN THE EVENT OF AN INVOLUNTARY TERMINATION EVENT DURING A CHANGE IN CONTROL PERIOD
Cash Severance Benefit	Lump sum cash payment equal to 18 months of Pay.	Lump sum cash payment equal to 24 months of Pay.

Equity-Based Awards	Upon a Termination Event, there shall be no additional vesting of nonvested equity-based awards, if any, previously granted to the Tier 2 Eligible Officers (whether or not granted prior to or following the adoption of this Plan) beyond the applicable provisions of such Tier 2 Eligible Officer’s award agreements or the 2004 Stock Compensation Plan governing such equity-based awards.	Upon a Termination Event, there shall be full vesting of all nonvested equity-based awards (whether or not granted prior to or following the adoption of this Plan), notwithstanding the applicable provisions of the Tier 2 Eligible Officer’s award agreements or the 2004 Stock Compensation Plan.

Other Severance Benefits

Lump sum cash payment in an amount equal to 1.5 times the before-tax annual cost of Continued Coverage Premiums to cover the Tier 2 Eligible Officer and his or her eligible dependents, if any, in effect as of the Termination Date.

Outplacement services for one year.

Lump sum cash payment in an amount equal to 2.0 times the before-tax annual cost of Continued Coverage Premiums to cover the Tier 2 Eligible Officer and his or her eligible dependents, if any, in effect as of the Termination Date.

Outplacement services for one year.

BENEFITS SCHEDULES

FOR THE

SEAGATE TECHNOLOGY

EXECUTIVE OFFICER SEVERANCE AND CIC PLAN

Tier 3 Eligible Officers: Senior Vice Presidents

	BENEFITS PAYABLE IN THE EVENT OF AN INVOLUNTARY TERMINATION EVENT (WITHOUT CHANGE IN CONTROL)	BENEFITS PAYABLE IN THE EVENT OF AN INVOLUNTARY TERMINATION EVENT DURING A CHANGE IN CONTROL PERIOD
Cash Severance Benefit	Lump sum cash payment equal to 12 months of Pay.	Lump sum cash payment equal to 18 months of Pay.

Equity-Based Awards	Upon a Termination Event, there shall be no additional vesting of nonvested equity-based awards, if any, previously granted to the Tier 3 Eligible Officers (whether or not granted prior to or following the adoption of this Plan) beyond the applicable provisions of such Tier 3 Eligible Officer’s award agreements or the 2004 Stock Compensation Plan governing such equity-based awards.	Upon a Termination Event, there shall be full vesting of all nonvested equity-based awards (whether or not granted prior to or following the adoption of this Plan), notwithstanding the applicable provisions of the Tier 3 Eligible Officer’s award agreements or the 2004 Stock Compensation Plan.

Other Severance Benefits

Lump sum cash payment in an amount equal to 1.5 times the before-tax annual cost of Continued Coverage Premiums to cover the Tier 3 Eligible Officer and his or her eligible dependents, if any, in effect as of the Termination Date.

Outplacement services for one year.

Lump sum cash payment in an amount equal to 2.0 times the before-tax annual cost of Continued Coverage Premiums to cover the Tier 3 Eligible Officer and his or her eligible dependents, if any, in effect as of the Termination Date.

Outplacement services for one year.